Exhibit 10.15

EXECUTION VERSION

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT, LLC
c/o American Realty Hospitality Trust, Inc.
405 Park Avenue
New York, NY 10022

August 21, 2015

Summit Hotel OP, LP
Each of the Sellers listed on Schedule 1
c/o Summit Hotel Properties, Inc.
12600 Hill Country Blvd, Suite R-100
Austin, Texas 78738

Reference is made to that certain Real Estate Purchase and Sale Agreement, dated June 2, 2015 (the “Agreement”), by and among the sellers listed on Schedule 1 thereto, Summit Hotel OP, LP and American Realty Capital Hospitality Portfolio SMT, LLC, as amended by that certain letter agreement, dated July 15, 2015, by and among certain parties to the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

Sellers and Purchaser desire to include certain additional terms, as well as modify certain provisions, within the Agreement, and have agreed to amend the Agreement to reflect such additions and modifications on the terms and conditions set forth in this Amendment.

Accordingly, we hereby agree with you as follows and the Agreement shall be deemed amended in accordance with Section 14.4 thereof:

1.	Amendment to Section 4.7.6. Section 4.7.6 of the Agreement is hereby amended and restated in its entirety to read as follows:
“The project management firms agreed upon by Purchaser and Sellers provided their pricing estimates of the costs for the Required PIPs for each of the Hotel Assets (each, a “Project Firm PIP Estimate”) to be purchased at the Closing. The Purchase Price shall be reduced by $1,566,952 (such reduction to be allocated among the Hotel Assets by multiplying such amount by a fraction the numerator of which is the Seller PIP Estimate in respect of such Hotel

Assets and the denominator of which is the Seller PIP Estimate for all the Hotel Assets).”

2.	Amendment to Section 4.7.7. Section 4.7.7 of the Agreement is hereby deleted in its entirety and replaced with the words “[Reserved]”.

3.
Amendment to Schedule 2. In order to reflect the adjustment to the Purchase Price pursuant to Section 1 of this letter agreement, Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with Schedule 2 to this letter agreement.

4.
Required Expenditures. During the period following August 21, 2015 until the date of the final closing under the Agreement and the Other Summit Agreement (as defined below), the Sellers party hereto, together with the sellers party to the other Purchase and Sale Agreement with Purchaser dated as of June 2, 2015 (the “Other Summit Agreement”), agree to incur and spend an aggregate of $500,000 for third party out-of-pocket expenditures contemplated by the Required PIPs (“PIP Expenditures”). For the avoidance of doubt, PIP Expenditures shall not include overhead or other internal expenses of Sellers or Summit and shall be without profit or markup to Sellers or Summit but shall include third party costs associated with shipping, delivery and labor for installation. All PIP Expenditures shall be documented and Sellers shall provide Purchaser with reasonable evidence of all PIP Expenditures promptly following the making of such expenditures. In the event that at the Second Closing the aggregate documented PIP Expenditures incurred and expended following the date of this letter agreement are less than $500,000, Purchaser shall receive a credit against the applicable Purchase Price at the Second Pool Closing (as defined in the Other Summit Agreement) in the amount of such deficiency. If the Agreement is terminated prior to the Second Pool Closing Date (as defined in the Other Summit Agreement) for any reason other than a default by Purchaser, the Sellers and the sellers under the Other Summit Agreement shall jointly and severally pay such deficiency to Purchaser within 2 Business Days following such termination. Summit hereby guarantees to Purchaser the due and punctual payment and performance of Sellers’ obligations under this Section 4, and the sellers under the Other Summit Agreement are concurrently herewith executing a letter agreement with Purchaser to confirm their obligations hereunder. For the avoidance of doubt, in the event that the aggregate documented PIP Expenditures are greater than $500,000, there shall be no increase in the Purchase Price pursuant to this Section.

5.	Amendment to Section 8.2.1(h). Section 8.2.1(h) of the Agreement is hereby deleted in its entirety and replaced with the words “[Reserved]”.

6.	Amendment to Section 8.2.1(j). Section 8.2.1(j) of the Agreement is hereby deleted in its entirety and replaced with the words “[Reserved]”.

Counterpart Originals. This letter agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall together constitute one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning the enclosed execution counterpart of this letter.

Very truly yours,

AMERICAN REALTY CAPITAL PORTFOLIO
SMT, LLC

By: /s/ Paul C. Hughes
Name: Paul C. Hughes
Title: Authorized Signatory

AGREED AND ACCEPTED AS OF THE DATE
FIRST ABOVE WRITTEN:

SUMMIT HOTEL OP, LP
(Individually and in accordance with Section 14.20 of the Agreement on behalf of each Seller)

By: SUMMIT HOTEL GP, LLC, its general partner

By: SUMMIT HOTEL PROPERTIES, INC., its sole member

By: /s/ Christopher Eng
Name: Christopher Eng Title: Secretary

Schedule 1

Sellers/Hotels

COUNT	OWNER	State of Formation	LOCATION
1	Summit Hotel OP, LP	Delaware	Residence Inn - Jackson, MS
1	Summit Hotel OP, LP	Delaware	Holiday Inn Express - Vernon Hills, IL
1	Summit Hospitality I, LLC	Delaware	Courtyard - Germantown, TN
1	Summit Hotel OP, LP	Delaware	Courtyard - Jackson, MS
1	Summit Hospitality I, LLC	Delaware	Fairfield Inn & Suites - Germantown, TN
1	Summit Hospitality I, LLC	Delaware	Residence Inn - Germantown, TN
1	Summit Hospitality 079, LLC	Delaware	Aloft - Jacksonville, FL
1	Summit Hotel OP, LP	Delaware	Staybridge Suites - Ridgeland, MS
1	Summit Hospitality 093, LLC	Delaware	Homewood Suites - Ridgeland, MS
1	Summit Hospitality I, LLC	Delaware	Courtyard - El Paso, TX
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Schedule 2